Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2003 (except for the fourth paragraph of Note 2, as to which the date is November 5, 2003) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-108729) and related Prospectus of Tercica, Inc. for the registration of shares of its common stock.

/s/    ERNST & YOUNG LLP

Palo Alto, California

November 21, 2003